EXHIBIT 2

Vivus - Why Change Is Needed Now

First Manhattan Co.

Press releases and other documents

  First Manhattan Co. - ISS and Egan Jones Recommend that Vivus Stockholders Vote for First Manhattan's Nominees for Election to Vivus Board - July 5th, 2013 [ PDF ]